Exhibit 5



                                                     August 19, 1999


Saga Communications, Inc.
73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

    Re:  Saga Communications, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

     We are furnishing this opinion in connection with the filing by Saga Communications, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933 interests in the Company's Employee Stock Purchase Plan (the "Plan") and up to 1,000,000 shares of Class A Common Stock, $.01 par value (the "Common Stock") to be issued pursuant to the Plan.

     We have served as counsel for the Company and, as such, are familiar with all corporate proceedings since its organization. In connection with this opinion, we have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have deemed necessary or appropriate in order to express the opinions contained herein.

     Based upon such examination, it is our opinion that the shares of Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plan, assuming due execution of the certificates therefor, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to any references to our firm in the Registration Statement.

                                                     Very truly yours,

                                                     EDWARDS & ANGELL, LLP



                                                     By:/s/Christine M. Marx
                                                        ------------------------
                                                           Christine M. Marx
                                                           Partner